Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Fiscal 2008 Third Quarter Results
Jackson, Mich.-(Business Wire)-May 9, 2008-Sales for the three months ended March 31, 2008, totaled $58,139,000, an increase of $10,413,000 (21.8%) from the same quarter last year. Medical/Scientific Instrumentation sales increased $4,283,000 from the same quarter last year, partially due to new customer programs. In addition, higher demand from three existing customers contributed $3,442,000 of the increase. We anticipate the Medical/Scientific Instrumentation customer base and sales will continue to expand. Aerospace sales were up $2,793,000 from prior year, primarily due to increased sales to one existing customer of $1,069,000. Government sales in fiscal 2008 continue to be significantly above the depressed level of sales in fiscal 2007. This increase in sales of $5,746,000 (or 80.9%), is the result of successful sonobuoy testing. However, Industrial/Other sales declined $2,409,000, primarily due to lower demand from one customer, which accounted for a decrease of $2,561,000 during the quarter ended March 31, 2008. We are uncertain at this time as to the level of future sales to this customer.
Sales for the nine months ended March 31, 2008, totaled $171,942,000, an increase of $22,843,000 (15.3%) from the same period last year. Medical/Scientific Instrumentation sales increased $12,221,000, above sales for the nine months ended March 31, 2008. Again, this increase is partially due to new customer programs and expanded sales to the existing customer base. A portion of the increase was due to three customers, who combined contributed $10,181,000 to the increase. Medical/Scientific Instrumentation sales are expected to continue to expand. Aerospace sales were up slightly from prior year, primarily due to increased sales to one existing customer of $1,770,000. Government sales in fiscal 2008 continue to increase due to the results of successful sonobuoy drop tests, increasing $18,000,000 (or 92.9%), from the prior year. However, Industrial/Other sales declined $11,120,000, primarily due to decreased sales to two existing customers, which accounted for a combined decrease of $11,324,000 during the nine months ended March 31, 2008. We are uncertain at this time as to the level of future sales to these two customers. This decrease was partially offset by increased sales to other customers.
An operating loss of $424,000 was reported for the three months ended March 31, 2008, compared to an operating loss of $3,690,000 for the three months ended March 31, 2007. The gross profit percentage for the three months ended March 31, 2008, was 7.8%, an increase from 1.5% for the same period last year. An operating loss of $3,946,000 was reported for the nine months ended March 31, 2008, compared to an operating loss of $8,029,000 for the nine months ended March 31, 2007. The gross profit percentage for the nine months ended March 31, 2008, was 5.7%, an increase from 3.3% for the same period last year. During both periods of fiscal 2008 gross profit was favorably impacted by improved margins on several customers, a result of pricing increases and improved performance. In addition, successful sonobuoy drop tests allowed for significantly improved government sales, as well as an increased margin associated with those sales. However, these improvements were partially offset by price concessions granted to one industrial customer. In addition, we have incurred and expensed approximately $1.3 million in start-up related costs in the nine month period ended March 31, 2008, for approximately ten new programs at several facilities.
Government sonobuoy sales with no or minimal margin for the quarter ended March 31, 2008 were insignificant, compared to $5.6 million for the quarter ended March 31, 2007. Negatively impacting gross profit for the nine months ended March 31, 2008 and 2007 were $19.0 million and $14.9 million, respectively, of government sonobuoy sales with no or minimal margin. During the three months and nine months ended March 31, 2008, costs to complete related to the sonobuoy programs were minimal. This compares to $121,000 and $2.0 million of expense for the three months and nine months ended March 31, 2007. With the completion and sale of several contracts in the first and second quarters of fiscal 2008, the majority of the backlog of these contracts, which totaled $17.9 million at June 30, 2007, has been completed. The completion of these contracts is anticipated to allow for improved margins in future quarters.
Also included in costs of goods sold for the nine months ended March 31, 2008, was the write-off in the first quarter of inventory previously carried as a deferred asset. This write-off totaled approximately $1.6 million and was the result of an adverse legal opinion from the Sixth Circuit Court of Appeals where Sparton was defending the appeal of a decision of the lower court in Sparton’s favor.
The increase in selling and administrative expenses for the three months ended March 31, 2008, compared to the same period in the prior year, was primarily due to increases in various categories, such as wages, employee benefits, insurance, regulatory compliance and other items, many of which increased due to support needed for the large number of job starts under way, and increased sales activity. Increase in selling and administrative expenses for the nine months ended March 31, 2008, compared to the same period in the prior year, was primarily due to the same factors. In addition, a significant portion of the change for the nine month period, approximately $610,000, was due to increased wages, related benefits, and employee activity at one facility related to the support and start up activity of new customers and increased sales within the Medical/Scientific Instrumentation market. In addition, approximately $231,000 of higher than normal outside service costs were incurred during the nine month period ended March 31, 2008, for assistance in connection with preparing for compliance with the Company’s obligation to report on internal control over financial reporting, which commences on June 30, 2008. Included in Other operating income for the nine months ended March 31, 2008 is approximately $868,000 of gain on the sale of the property, plant, and equipment of the Deming facility. Other income (expense) — net for all periods was primarily translation adjustments, along with gains and losses from foreign currency transactions.
The effective tax rate utilized to calculate the applicable tax provision (credit) requires management to make certain estimates, judgments, and assumptions. These estimates, judgments, and assumptions are believed to be reasonable based on information available at that time. To the extent these estimates, judgments, and assumptions differ from that which actually occurs during the course of the year, the tax provision (credit) can be, and in the past has been, materially affected. The estimated annual effective tax rate is reviewed quarterly and involves assumptions as to annual income (loss) and other variables. As a result of the change in fiscal 2008’s estimated effective tax rates to the year-to-date period’s 42%, approximately $1,168,000 of tax benefit was recognized in the quarter ended March 31, 2008, that related to the previous six months ended December 31, 2007. Without the impact of this favorable tax benefit from the prior six months, the third quarter’s before-tax loss of $921,000 would have had a tax benefit of only $387,000, resulting in a loss for the quarter ended March 31, 2008, of $534,000. Management believes it is important for the users of these financial statements to understand that without the benefit of the tax effect from prior periods, which is reflected in the third quarter of fiscal 2008’s results, that the three months ended March 31, 2008, would have reflected the before mentioned loss of $534,000 rather than the net income of $634,000 that actually occurred. Fiscal 2008’s current estimated effective tax rate of 42% compares to 31% as of March 31, 2007.
Due to the factors described above, the Company reported net income of $634,000 ($0.06 per share, basic and diluted) for the three months ended March 31, 2008, compared to a net loss of $2,294,000 ($0.23 per share, basic and diluted) for the corresponding period last year. The Company reported a net loss of $2,652,000 ($0.27 per share, basic and diluted) for the nine months ended March 31, 2008, versus a net loss of $6,135,000 ($0.62 per share, basic and diluted) for the corresponding period last year.
At March 31, 2008, the Company had $84,072,000 in shareowners’ equity ($8.57 per share), $48,981,000 in working capital, and a 2.01:1 working capital ratio. The Company believes it has sufficient liquidity for its anticipated needs over the next 12-18 months. Such liquidity may include the continued use of our line of credit. The Company currently has a bank line of credit totaling $20.0 million, of which $8.5 million was borrowed as of March 31, 2008. In addition, the Company has a bank term loan totaling $6.5 million. Finally, there are notes payable totaling $4.9 million outstanding to the former owners of Astro, as well as $2.2 million of Industrial Revenue Bonds.

At March 31, 2008 and June 30, 2007, the aggregate government funded EMS backlog was approximately $32 million and $42 million, respectively. The March 31, 2008 backlog includes $20 million of U.S. Navy sonobuoy contracts awarded during the first quarter of this calendar year. This represents 46% of the contracts to date, with one potentially significant award still in process. A majority of the March 31, 2008, backlog is expected to be realized in the next 12-15 months. Commercial EMS orders are not included in the backlog. The Company does not believe the amount of commercial activity covered by firm purchase orders is a meaningful measure of future sales; as such orders may be rescheduled or cancelled without significant penalty.
Mr. Richard Langley, interim President and Chief Executive Officer, stated that an intensive review of the Company’s business operations and organizational structure is currently underway, with a return to sustained profitability as the key focus. As part of this evaluation, an outside consultant has been retained and is currently examining the Company’s operations. Mr. Langley also said that the Company has several significant new customer programs underway, and that these initiatives are behind schedule, thus contributing to the Company’s current fiscal year losses. He indicated that a majority of these new customer start-ups are expected to be into some level of recurring production in the current quarter ending June 30, 2008.
Consistent with the practice started in the first quarter of this fiscal year, a quarterly shareowners’ letter will not be mailed to shareowners. The information previously contained in the shareowners’ letter is available in the quarterly earnings release and regulatory filings with the Securities and Exchange Commission. In addition, these releases, as well as further information and updates on Sparton, can be found at the Company’s website, www.sparton.com.
SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Nine-Month Periods ended March 31, 2008 and 2007

	Three-Month Periods Ended		Nine-Month Periods Ended
	March 31		March 31
	2008	2007	2008	2007
Net sales	$58,138,830	$47,725,992	$171,941,620	$149,099,220
Costs of goods sold	53,586,035	47,030,124	162,108,950	144,193,397

Gross profit	4,552,795	695,868	9,832,670	4,905,823

Selling and administrative expenses:
Selling and administrative expenses	4,901,246	4,264,621	14,393,913	12,978,917
Other operating (income) expense	75,642	121,094	(614,827)	(44,123)

Operating loss	(424,093)	(3,689,847)	(3,946,416)	(8,028,971)

Other income (expense):
Interest and investment income (loss)	43,654	74,896	121,900	145,923
Interest expense	(248,953)	(205,877)	(849,293)	(793,599)
Equity income (loss) in investment	(8,000)	75,000	(208,000)	68,000
Other — net	(283,816)	(23,730)	309,989	(283,635)

	(497,115)	(79,711)	(625,404)	(863,311)

Loss before income taxes	(921,208)	(3,769,558)	(4,571,820)	(8,892,282)
Credit for income taxes	(1,555,000)	(1,476,000)	(1,920,000)	(2,757,000)

Net income (loss)	$633,792	$(2,293,558)	$(2,651,820)	$(6,135,282)

Basic and diluted earnings (loss) per share	$0.06	$(0.23)	$(0.27)	$(0.62)

Notes:

(1)	Basic earnings per share are computed using the weighted average number of shares outstanding as follows — for the quarters ended March 31, 2008 and 2007, 9,811,507 and 9,798,902, respectively; for the nine months ended March 31, 2008 and 2007, 9,811,507 and 9,822,999, respectively.

(2)	Financial information was taken from the Company’s internal records and is unaudited.

This release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including, but not limited to, industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2007, and its other filings with the Securities and Exchange commissions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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